Filed pursuant to Rule 433
Dated May 18, 2023
Issuer Free Writing Prospectus supplementing the
Final Base Shelf Prospectus
dated May 17, 2023
Registration No. 333-272013

GFL Environmental Inc. Announces Upsizing and Pricing of Secondary Offering by Selling Shareholders

VAUGHAN, ON, May 18, 2023 – GFL Environmental Inc. (NYSE, TSX: GFL) (“GFL” or the “Company”) today announced the pricing of the previously announced secondary offering (the “Offering”) by BCEC-GFL Borrower (Cayman) LP, OTPP Environmental Services Trust, GFL Borrower II (Cayman) LP and Poole Private Capital, LLC (collectively, the “Selling Shareholders”) of 18,176,073 subordinate voting shares (the “Shares”), which represents an increase of 4,091,566 Shares from the previously announced offering size, at the public offering price of US$36.20 per Share. GFL will not receive any proceeds from the Offering. Goldman Sachs & Co. LLC and Goldman Sachs Canada Inc. will act as underwriters for the Offering in the United States and Canada, respectively.

The Shares issued pursuant to the Offering will be offered in all provinces and territories of Canada by way of a prospectus supplement (the “Prospectus Supplement”) to the Company’s short form base shelf prospectus (the “Final Base Shelf Prospectus”). The Company has filed a registration statement on Form F-10 (the “Form F-10”) and will file the Prospectus Supplement with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the multi-jurisdictional disclosure system established between Canada and the United States.

No securities regulatory authority has either approved or disapproved the contents of this news release. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction.

Prospective investors should read the Final Base Shelf Prospectus, the Prospectus Supplement, when available, and the documents incorporated by reference therein before investing in the Shares. When available, these documents may be accessed for free on SEDAR at www.sedar.com.

GFL has filed the Form F-10 registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and Prospectus Supplement relating to the Offering may be obtained, when available, upon request from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone: 1-866-471-2526, or by facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com or Goldman Sachs Canada Inc., TD North Tower, 77 King Street West Suite 3400, Toronto, ON M5K 1B7.

About GFL

GFL, headquartered in Vaughan, Ontario, is the fourth largest diversified environmental services company in North America, providing a comprehensive line of solid waste management, liquid waste management and soil remediation services through its platform of facilities throughout Canada and in more than half of the U.S. states. Across its organization, GFL has a workforce of more than 20,000 employees.

Forward Looking Statements

This news release includes certain “forward-looking statements” within the meaning of applicable securities laws, including statements relating to the proposed Offering. In some cases, but not necessarily in all cases, forward-looking statements can be identified by the use of forward looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking statements. Forward-looking statements are not historical facts, nor guarantees or assurances of future performance but instead represent management’s current beliefs, expectations, estimates and projections regarding future events and operating performance. Forward-looking statements are necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by GFL as of the date of this release, are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, the factors described in the “Risk Factors” section of GFL’s annual information form for the 2022 fiscal year filed on Form 40-F and GFL’s other periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. These factors are not intended to represent a complete list of the factors that could affect GFL. However, such risk factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. GFL undertakes no obligation to publicly update any forward-looking statement, except as required by applicable securities laws.

For more information:

Patrick Dovigi

+1 905 326-0101
pdovigi@gflenv.com